Exhibit 99.1
FOR IMMEDIATE RELEASE
December 15, 2009

Contact:	William J. Wagner, President and Chief Executive Officer (814) 726-2140 William W. Harvey, Jr., Executive Vice President and Chief Financial Officer (814) 726-2140
NORTHWEST SAVINGS BANK’S DEPOSITORS AND NORTHWEST BANCORP, INC.’S
STOCKHOLDERS APPROVE PLAN OF CONVERSION
NORTHWEST BANCSHARES, INC. ANNOUNCES THE
RESULTS OF ITS STOCK OFFERING
WARREN, PENNSYLVANIA — Northwest Bancorp, Inc. (NasdaqGS: NWSB) announced today that its stockholders and the depositors of Northwest Savings Bank (the “Bank”) have each approved the plan of conversion pursuant to which Northwest Bancorp, MHC will convert to a stock holding company form of organization and Northwest Bancshares, Inc. (the “Company”), the proposed stock holding company for the Bank, will sell shares of its common stock. Northwest Bancorp, Inc. also announced that its stockholders and the Bank’s depositors have each approved the establishment of Northwest Charitable Foundation and its funding with 1,277,565 shares of Company common stock and $1.0 million in cash from the offering proceeds. The completion of the conversion remains subject to final regulatory approvals, including approval of a final appraisal.
Northwest Bancorp also announced that the Company expects to sell 68,878,267 shares of common stock at $10.00 per share, for gross offering proceeds of $688.8 million in the offering. Orders for a total of 35,853,369 shares of common stock have been accepted in the syndicated community offering, for which Stifel, Nicolaus & Company, Incorporated acted as sole book-running manager and Janney Montgomery Scott LLC, RBC Capital Markets Corporation, Sandler O’Neill & Partners, L.P. and Sterne, Agee & Leach, Inc. acted as co-managers. The Company received orders for 33,024,898 shares of common stock in the subscription and community offerings, for which Stifel, Nicolaus & Company, Incorporated acted as selling agent.
Concurrent with the completion of the offering, shares of Northwest Bancorp common stock owned by the public will be exchanged for shares of the Company’s common stock so that Northwest Bancorp’s existing stockholders will own approximately the same percentage of the Company’s common stock as they owned of Northwest Bancorp’s common stock immediately prior to the conversion. As a result, Northwest Bancorp stockholders will receive 2.2500 shares of the Company’s common stock for each share of Northwest Bancorp common stock they own immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering, the exchange, and the contribution to the charitable foundation, the Company will have approximately 110,643,419 shares outstanding after giving effect to the transaction.
Assuming receipt of final regulatory approvals, including approval of a final appraisal, the transaction is scheduled to close on December 18, 2009, at which time Northwest Bancorp, MHC and Northwest Bancorp, Inc. will cease to exist and the Company will become the fully public stock holding company of Northwest Savings Bank. The shares of common stock of Northwest Bancorp, Inc. will cease trading under the trading symbol “NWSB” on the Nasdaq Global Select Market at the close of business on December 17, 2009. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on December 18, 2009 under the trading symbol “NWBI.”
Stock certificates for shares purchased in the subscription offering and community offering are expected to be mailed to subscribers on or about December 21, 2009. Northwest Bancorp stockholders holding shares in street name or in book-entry form will receive shares of the Company within their accounts. Northwest Bancorp stockholders holding shares in certificated form will be mailed a letter of transmittal on or about December 23, 2009 and receive their shares of Company common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent.
Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bancorp, Inc., through its subsidiary Northwest Savings Bank, currently operates 171 community-banking locations in Pennsylvania, New York, Ohio, Maryland and Florida. Northwest Savings Bank is a full-service financial institution offering a complete line of retail and business banking products as well as investment management and trust services. The Company also operates 50 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bancorp, Inc.’s stock is listed on the NASDAQ Global Select Market. Additional information regarding Northwest Bancorp, Inc. can be accessed on-line at www.northwestsavingsbank.com.
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northwest Bancorp, Northwest Savings Bank and Northwest Bancshares that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that affect Northwest Savings Bank’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Northwest Bancorp, Northwest Savings Bank and Northwest Bancshares’ operations.